Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday, March 1, 2011		Chief Executive Officer 978-619-1300 Justin D. Benincasa Chief Financial Officer 978-619-1300

Atlantic Tele-Network, Inc. Reports
Fourth Quarter and Full Year 2010 Results

Fourth Quarter 2010 Financial Highlights:

•                  Total revenues were $194.7 million, up 226% from last year

•                  Wireless service revenues were $164.2 million, or 84% of total revenues

•                  Adjusted EBITDA was $31.3 million

•                  Operating income was $9.3 million

Beverly, MA (March 1, 2011) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Financial Results

“Fourth quarter operating results were similar to those of the third quarter. Revenue growth was driven primarily by our recent acquisition of certain former Alltel wireless assets, net of the anticipated customer attrition. As a result, adjusted EBITDA showed a healthy increase from 2009 levels. This increase did not extend to operating income, which was negatively impacted by the lingering effects of previously discussed transition initiatives and overlapping expenses, as well as the write-up of acquired assets,” said Michael T. Prior, Chief Executive Officer. “Looking forward, while we expect the attrition and expenses to continue through the first half of 2011, we are executing on our strategy of building a sustainable domestic retail wireless business with the capability of generating significantly improved EBITDA margins in the second half of 2011.”

Total revenues for the fourth quarter were $194.7 million, of which total wireless service revenues represented $164.2 million, or 84%. This significant increase over last year’s fourth quarter total revenues of $59.7 million was primarily a result of the Company’s acquisition of certain former Alltel Wireless retail markets, licenses and network assets, which closed on April 26, 2010. U.S. wireless service revenues were $150.2 million, or 77% of total revenues, for the quarter.

Adjusted EBITDA(1) for the 2010 fourth quarter was $31.3 million, 18% above the $26.5 million in the 2009 fourth quarter. Consistent with this year’s third quarter, fourth quarter 2010 results were impacted by significant costs associated with the transition of the recently acquired Alltel Wireless assets. Specifically, we estimate that the U.S. Wireless segment incurred approximately $15.0 million of duplicate expenses related to the transition and additional equipment costs and commissions due to an accelerated pace of customer contract renewals and extensions.

(1)    See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

Total operating income for the fourth quarter of 2010 was $9.3 million. This included a $14.0 million increase in depreciation and amortization expenses and a net benefit of $2.1 million in acquisition-related charges due to a final settlement of estimated acquisition costs, both related to the acquisition of the Alltel wireless assets. Operating income in last year’s fourth quarter was $11.7 million, which included $4.7 million in acquisition-related charges. Net income attributable to ATN’s stockholders was $3.3 million, or $0.21 per diluted share, as compared to $5.2 million, or $0.33 per diluted share, in the fourth quarter of 2009 and $6.4 million, or $0.41 per share in the 2010 third quarter.

“U.S. wireless revenues and subscriber numbers were in line with our expectations and reflected the ongoing initiatives we have implemented to build the stability and value of our domestic retail customer base,” Mr. Prior noted. “We will be in a much better position to customize our offerings and leverage our point of sale opportunities, which should result in more normalized margins when we complete our transition. We will continue to address problem areas like involuntary churn, which has remained higher than expected throughout this transition period, but until we complete the transition, we expect margins to continue to be thin and net subscriber losses, particularly in prepaid, to continue. We currently expect to complete the transition late in the second quarter of 2011.”

Fourth Quarter 2010 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses amounted to $150.2 million in the fourth quarter of 2010, compared to $25.4 million in the fourth quarter of 2009. Total service revenues from the acquired Alltel properties for the quarter were $124.4 million, or the majority of this increase.

U.S. Retail wireless service revenues were $102.8 million for the quarter ended December 31, 2010. The Company did not have a U.S. retail wireless business in the fourth quarter of 2009. At the end of the 2010 fourth quarter, the Company had approximately 718,000 U.S. retail subscribers, of which approximately 523,000 were postpaid subscribers and approximately 195,000 were prepaid subscribers. Additional operating data on our U.S. retail wireless business can be found in Table 4.

U.S. Wholesale wireless revenues were $47.4 million, an increase of 87% over the $25.4 million reported in the fourth quarter of 2009. Wholesale revenues from the acquired Alltel properties were $21.7 million, representing most of the increase. Data revenues accounted for 33% of wholesale wireless revenues for the quarter, compared to 22% a year earlier. In 2011, as previously disclosed, we expect a decline in wholesale revenues from some of our legacy areas due to the acquisition of certain overlapping networks by AT&T. For the year ended December 31, 2010, we estimate that revenues at risk from this overlap were approximately $14.0 million.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including Guyana. Total revenues from international wireless (which includes revenues from fixed wireless data services) amounted to $14.0 million in the fourth quarter of 2010, an increase of $2.4 million, or 21%, over the $11.6 million reported in the fourth quarter of 2009. This increase primarily resulted from growth in the number of wireless subscribers in Guyana and expansion elsewhere in the Caribbean.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Total revenues from wireline amounted to $19.9 million in the fourth quarter of 2010, a decrease of $1.9 million or 9% from $21.8 million reported in the fourth quarter of 2009. The decline resulted from a $2.4 million decrease in international long distance revenues in Guyana, partially offset by increased data revenues in that country and increased revenues generated by U.S. wireline operations.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which generates its revenues and has its assets located in Guyana, iii) U.S. Wireline and iv) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean.  Financial data on our reportable operating segments for the three months ended December 31, 2010 are as follows:

	U.S. Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items *	Total

Total Revenue	$160,270	$21,688	$4,991	$7,716	$—	$194,665
Adjusted EBITDA	26,332	9,978	586	(842)	(4,712)	31,292
Operating Income (Loss)	9,280	5,600	(178)	(2,700)	(2,741)	9,261

* — Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Full Year 2010 Results

•                  Total revenue increased to $619.1 million from $242.3 million in 2009

•                  Total wireless revenue increased to $504.6 million from $150.0 million in 2009

•                  Adjusted EBITDA was $128.8 million, up 11% from $115.7 million in 2009.

•                  Net income was $38.5 million, or $2.48 per diluted share, as compared to $35.5 million, or $2.32 per diluted share in 2009.

Commenting on full year 2010 results, Mr. Prior said, “This was another year of solid performance for ATN. We succeeded in maintaining positive momentum in our international businesses, while completing a transformational acquisition that has significantly increased our domestic wireless footprint and our earnings and cash flow potential.”

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2010 were $37.3 million. Long-term debt was $272.0 million. For the year ended December 31, 2010, net cash provided by operating activities was $102.3 million and capital expenditures were $135.7 million. The Company expects full year 2011 capital expenditures to approximate $105 to $120 million, of which $70 to $80 million is expected to be incurred by the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Wednesday, March 2, 2011 at 10:00 a.m. Eastern Time (ET) to discuss its fourth quarter results for 2010. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 46276746. A replay of the call will be available at ir.atni.com or from 1:00 p.m. (ET) March 2, 2011 until 11:59 p.m. (ET) March 9, 2011. The replay dial-in numbers are US/Canada: 800-642-1687 and International: 706-645-9291, access code 46276746.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) our ability to operate a large scale retail wireless business in the United States and integrate these operations into our existing operations; (2)  the general performance of our U.S. operations, including operating margins, and the future retention and turnover of the our subscriber base; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses and other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) the current difficult global economic environment, along with difficult and volatile conditions in the capital and credit markets; and (13) our ability to realize the value that we believe exists in businesses that we may or have acquired. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 10, 2010. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this news release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2010	2009
Assets:
Cash and Cash Equivalents	$37,331	$90,247
Other Current Assets	116,958	46,268

Total Current Assets	154,289	136,515

Fixed Assets, net	463,891	217,015
Goodwill and Other Intangible Assets, net	187,762	77,039
Other Assets	22,254	15,985

Total Assets	$828,196	$446,554

Liabilities and Stockholders’ Equity:
Current Liabilities	$137,602	$56,887

Long Term Debt, Net of Current Portion	272,049	69,551
Other Liabilities	89,509	37,683

Total Liabilities	499,160	164,121

Stockholders’ Equity	329,036	282,433

Total Liabilities and Stockholders’ Equity	$828,196	$446,554

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009 (a)	2010	2009 (a)
Revenues:
U.S. Wireless Services:
Retail	$102,795	$—	$293,126	$—
Wholesale	47,370	25,412	159,807	104,689
International Wireless	13,986	11,554	51,698	45,278
Wireline	19,915	21,819	84,495	88,453
Equipment and Other	10,599	879	30,019	3,861

Total Revenue	194,665	59,664	619,145	242,281

Operating Expenses:
Termination and Access Fees	52,069	11,230	161,255	45,932
Engineering and Operations	24,517	7,130	70,805	28,140
Sales, Marketing and Customer Services	31,779	4,089	94,214	13,858
Equipment Expense	27,804	612	74,009	2,309
General and Administrative	27,204	10,133	90,082	36,299
Acquisition-Related Charges	(2,121)	4,684	13,760	7,163
Depreciation and Amortization	24,152	10,132	76,736	38,889

Total Operating Expenses	185,404	48,010	580,861	172,590

Operating Income	9,261	11,654	38,284	69,691

Other Income (Expense):
Interest Expense, net	(2,878)	(33)	(9,405)	(2,553)
Other Income	109	556	542	605
Equity in Earnings of Unconsolidated Affiliates	287	—	743	—
Bargain Purchase Gain, net of taxes of $18,016	—	—	27,024	—

Other Income (Expense), net	(2,482)	523	18,904	(1,948)

Income Before Income Taxes	6,779	12,177	57,188	67,743
Income Taxes	4,160	6,944	19,606	31,160

Net Income	2,619	5,233	37,582	36,583
Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	660	(68)	872	(1,044)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$3,279	$5,165	$38,454	$35,539

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.21	$0.34	$2.51	$2.33
Diluted	$0.21	$0.33	$2.48	$2.32
Weighted Average Common Shares Outstanding:
Basic	15,382	15,236	15,323	15,234
Diluted	15,505	15,439	15,484	15,337

(a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year Ended December 31,
	2010	2009

Net Income	$37,582	$36,583
Gain on Bargain Purchase, Net of Tax	(27,024)	—
Depreciation and Amortization	76,736	38,889
Change in Working Capital	(4,751)	12,266
Other	20,259	4,888

Net Cash Provided by Operating Activities	102,802	92,626

Capital Expenditures	(135,688)	(59,719)
Acquisitions of Businesses, Net of Cash Acquired	(225,498)	(24)
Other	4,725	(2,317)

Net Cash Used by Investing Activities	(356,461)	(62,060)

Borrowings Under Credit Facility	264,000	—
Principal Repayments of Long Term Debt	(49,568)	(750)
Payment of Debt Issuance Costs	(4,322)	(150)
Dividends Paid on Common Stock	(12,569)	(11,301)
Distributions to Non-Controlling Interests	(1,870)	(8,098)
Other	5,072	315

Net Cash Used by Financing Activities	200,743	(19,984)

Net Change in Cash and Cash Equivalents	(52,916)	10,582

Cash and Cash Equivalents, Beginning of Period	90,247	79,665

Cash and Cash Equivalents, End of Period	$37,331	$90,247

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	JUN 2010	SEP 2010	DEC 2010

Beginning Subscribers	827,370	807,327	766,556
Prepay	242,385	230,334	216,854
Postpay	584,985	576,993	549,702

Gross Additions	44,208	64,118	51,882
Prepay	25,892	37,527	27,136
Postpay	18,316	26,591	24,746

Net Additions	(20,043)	(40,771)	(48,811)
Prepay	(12,051)	(13,480)	(22,059)
Postpay	(7,992)	(27,291)	(26,752)

Ending Subscribers	807,327	766,556	717,745
Prepay	230,334	216,854	194,795
Postpay	576,993	549,702	522,950

Note: Beginning subscribers for quarter ended June 30, 2010 are as of April 30, 2010 following the close of the Alltel transaction on April 26, 2010.

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	JUN 2010	SEP 2010	DEC 2010

Average Subscribers (weighted monthly)	821,637	786,295	741,228

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$45.13	$45.67	$45.88

• Postpaid Subscriber ARPU	$53.85	$53.81	$53.71

Monthly Postpay Subscriber Churn	2.24%	3.16%	3.18%

Monthly Blended Subscriber Churn	3.85%	4.41%	4.48%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2009 and 2010

Three Months Ended December 31, 2009

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$5,165
Net Income Attributable to Non-Controlling Interests, net of tax						68

Income Taxes						6,944

Other Income						(556)

Interest Expense, net						33

Operating Income (Loss)	$12,445	$8,639	$3	$(1,189)	$(8,244)	$11,654
Depreciation and Amortization	3,965	4,181	682	1,285	19	10,132

Acquisition-Related Charges	—	—	—	—	4,684	4,684
Adjusted EBITDA	$16,410	$12,820	$685	$96	$(3,541)	$26,470

Three Months Ended December 31, 2010

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$3,279
Net Loss Attributable to Non-Controlling Interests, net of tax						(660)

Income Taxes						4,160

Equity in Earnings of Unconsolidated Affiliates						(287)
Other Income						(109)

Interest Expense, net						2,878

Operating Income (Loss)	$9,280	$5,600	$(178)	$(2,700)	$(2,741)	$9,261
Depreciation and Amortization	17,052	4,378	764	1,808	150	24,152

Acquisition-Related Charges	—	—	—	—	(2,121)	(2,121)
Adjusted EBITDA	$26,332	$9,978	$586	$(892)	$(4,712)	$31,292

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Years Ended December 31, 2009 and 2010

Year Ended December 31, 2009

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$35,539
Net Income Attributable to Non-Controlling Interests, net of tax						1,044
Income Taxes						31,160
Other Income						(605)
Interest Expense, net						2,553

Operating Income (Loss)	$54,997	$35,309	$(641)	$(2,580)	$(17,394)	$69,691
Depreciation and Amortization	14,626	16,740	2,648	4,633	242	38,889
Acquisition-Related Charges	—	—	—	—	7,163	7,163
Adjusted EBITDA	$69,623	$52,049	$2,007	$2,053	$(9,989)	$115,743

Year Ended December 31, 2010

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$38,454
Net Loss Attributable to Non-Controlling Interests, net of tax						(872)
Income Taxes						19,606
Equity in Earnings of Unconsolidated Affiliates						(743)
Other Income						(542)
Bargain Purchase Gain, net of taxes of $18,016						(27,024)
Interest Expense, net						9,405

Operating Income (Loss)	$48,261	$27,371	$(288)	$(6,410)	$(30,650)	$38,284
Depreciation and Amortization	50,662	17,480	2,936	5,271	387	76,736
Acquisition-Related Charges	—	—	—	—	13,760	13,760
Adjusted EBITDA	$98,923	$44,851	$2,648	$(1,139)	$(16,503)	$128,780